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                                                                  EXHIBIT 3.1(i)

                        THE COMMONWEALTH OF MASSACHUSETTS
                             WILLIAM FRANCIS GALVIN
                          SECRETARY OF THE COMMONWEALTH
              ONE ASHBURTON PLACE, BOSTON, MASSACHUSETTS 02108-1512

                        RESTATED ARTICLES OF ORGANIZATION
                    (GENERAL LAWS, CHAPTER 156B, SECTION 74)

                  We, James McConnell, President, and Jill E. Peebles, Clerk, of Instron Corporation, located at 100 Royall Street, Canton, Massachusetts 02021, do hereby certify that the following Restatement of the Articles of Organization was duly adopted at a meeting held on September __, 1999 by a vote of the directors/or 557,431 shares of Common Stock of 557,431 shares outstanding.

                                    ARTICLE I

                  The name of the corporation is Instron Corporation.

                                   ARTICLE II

                  The purpose of the corporation is to engage in the following activities:

         (a) To carry on a manufacturing, contracting, merchandising, and research business, and in general, to carry on any business or other activity that may be lawfully carried on by a corporation organized under Chapter 156B of the Massachusetts General Laws.

         (b) In general, to carry on any business or other activity that may lawfully be carried on by a corporation organized under Chapter 156B of the Massachusetts General Laws.

                                   ARTICLE III

                  Total number of shares and par value of each class of stock authorized by the corporation:

      WITHOUT PAR VALUE                                                WITH PAR VALUE
 TYPE                  NUMBER OF                 TYPE                    NUMBER OF             PAR VALUE
                        SHARES                                            SHARES
Common:                  None                    Common:                 1,000,000                $.01

Preferred:               None                    Preferred:              None                     N/A

                                   ARTICLE IV
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                  The Common Stock of the corporation is described as follows and has the following preferences, voting powers, qualifications, and special or relative rights or privileges:

         Common Stock. (1) Voting. The holders of shares of Common Stock shall be entitled to one vote on each matter submitted to a vote at a meeting of stockholders for each share of Common Stock held of record by such holder as of the record date for such meeting.

         (2) Dividends; Liquidation. The holders of each share of Common Stock shall be entitled to receive dividends as and when declared by the Board of Directors out of any funds legally available for payments of such dividends. Each share of Common Stock, of any class, shall rank equally with all other shares of Common Stock, of any class, as to the payment of dividends and other distributions upon liquidation or otherwise.

                                    ARTICLE V

                  There are no restrictions imposed by the Articles of Organization upon the transfer of shares of stock of any class.

                                   ARTICLE VI

                  Article 6(a). Indemnification. (1) Directors. (A) Except as limited by law or as provided in paragraph (B) and (C) of this Article, the Corporation shall indemnify any Director or officer who was or is threatened to be made party to, or is involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a Director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another organization or who serves at the Corporation's request in any capacity with respect to any employee benefit plan (an "Indemnified Party"). Except as limited by law or as provided in paragraph (B) and (C) of this Article, indemnification shall be provided whether the basis of such Proceeding is alleged action in an official capacity as an Indemnified Party or in any other capacity while serving as an Indemnified Party, against all expense, liability, and loss (including attorneys' fees, judgments, fines, excise taxes or penalties and amounts paid or to be paid in settlement with respect to the Proceeding) actually and reasonably incurred or suffered by such person in connection therewith. Any such indemnification shall be provided although the Indemnified Party is no longer an officer, director, employee or agent of the Corporation or of such other organization or no longer serves with respect to any such employee benefit plan.

                  (B) No indemnification shall be provided for any person with respect to any matter as to which he or she shall have been adjudicated in any Proceeding not to have acted in good faith in the reasonable belief that his or her action was in the best interest of the Corporation or to the extent that such matter relates to service with respect to an employee benefit plan, in the best interest of the participants or beneficiaries of such employee benefit plan.

                  (C) If authorized by the Board of Directors or the stockholders, the Corporation may pay indemnification in advance of final disposition of a Proceeding upon receipt of an
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undertaking by such Indemnified Party to repay such payment if he or she shall be adjudicated to be not entitled to indemnification, which undertaking may be accepted without reference to the financial ability of such Indemnified Party to make repayment.

         (2) Employees and Agents. The Corporation may indemnify any employees or other agents of the Corporation to an extent greater than that required by law only if and to the extent the Board of Directors may, in their discretion, so determine.

         (3) Indemnification Not Exclusive. The indemnification and advancement of expenses provided under this Article shall not be deemed exclusive of any other rights to which any such indemnified person may be entitled under any law. Nothing in this Article shall affect any rights to indemnification to which corporate personnel other than the persons designated in this Article may be entitled by contract, by vote of the Board of Directors, or otherwise under law.

Article 6(b). Stockholders' Meetings. Meetings of stockholders of this Corporation may be held anywhere in the United States. The place of such meetings shall be determined in the manner provided in the By-laws.

Article 6(c). Limitation of Liability of Directors. No Director of this Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director notwithstanding any provision or law imposing such liability; provided however, that this Article shall not eliminate or limit any liability of a Director (1) for any breach of the Director's duty of loyalty to the Corporation or its stockholders,
(2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 61 or 62 of the Massachusetts Business Corporation Law, or (4) with respect to any transaction from which the Director derived an improper personal benefit. Nothing in this
Article 6(c) shall eliminate or limit the liability of a Director for any act or omission occurring prior to the date upon which this Article 6(c) becomes effective.

Article 6(d). Amendment of By-laws. The By-laws of the Corporation may provide that the Board of Directors, as well as the stockholders, may make, amend or repeal the By-laws in whole or in part to the extent permitted by law, subject to the limitations contained in the By-laws.

Article 6(e). Acting as a Partner. This Corporation may be a partner in any business enterprise that it would have the power to conduct by itself.

Article 6(f). Certain Voting Requirements. Any amendment of these Articles of Organization, any sale, lease or exchange of all or substantially all of the property and assets of the Corporation, including its goodwill, any agreement or merger or consolidation in which the Corporation is a constituent corporation in respect of which stockholder approval is required by the provision of Section 78 of the Massachusetts Business Corporation Law, or any voluntary dissolution of the Corporation shall be authorized and approved by the stockholders of the Corporation by the vote of at least a majority of each class of stock of the Corporation outstanding and entitled to vote thereon; provided, that where the provisions of Section 71 or
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Section 78 or the Massachusetts Business Corporation Law require the separate vote of at least a majority of any class or series of stock of the Corporation, the separate vote of at least a majority of such class or series shall also be required for such authorization and approval.

Article 6(g). Business Combinations. Until such time as this Article 6(g) shall be repealed or these Articles of Organization be amended to provide otherwise, the Corporation elects not to be governed by the provisions of Chapter 110F of the Massachusetts General Laws.

                                   ARTICLE VII

                  The effective date of the restated Articles of Organization of the corporation shall be the date approved and filed by the Secretary of the Commonwealth.

                                  ARTICLE VIII

                  (a) The street address of the principal office of the corporation in Massachusetts is 100 Royall Street, Canton, Massachusetts 02021.

                  (b) The name, residential address and post office address of each director and officer of the corporation is as follows:

     NAME                               RESIDENTIAL ADDRESS                     POST OFFICE ADDRESS
     ----                               -------------------                     -------------------
James A. McConnell,                     8 Pine Hill Drive                       8 Pine Hill Drive
President                               Needham, MA 02492                       Needham, MA 02492

John R. Barrett, Treasurer              9 Town Line Road                        9 Town Line Road
                                        Burlington, MA 01803                    Burlington, MA 01803

Jill E. Peebles, Clerk                  180 Cannon Forge Drive                  180 Cannon Forge Drive
                                        Foxboro, MA 02035                       Foxboro, MA 02035

Raymond A. Lancaster,                   20 Greentree Road                       20 Greentree Road
Director                                Chagrin Falls, OH 44022                 Chagrin Falls, OH 44022

Thomas N. Littman, Director             6248 North Huntington Drive             6248 North Huntington Drive
                                        Solon, OH 44139                         Solon, OH 44139

James A. McConnell,                     8 Pine Hill Drive                       8 Pine Hill Drive
Director                                Needham, MA 02492                       Needham, MA 02492

John F. Turben, Director                8966 Booth Road                         8966 Booth Road
                                        Kirtland Hills, OH 44060                Kirtland Hills, OH 44060

                  (c) The fiscal year of the corporation shall end on the last day of the month of December.

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                  We further certify that the foregoing Restated Articles of
Organization affect no amendments to the Articles of Organization of the corporation as heretofore amended, except amendments to Articles II, III, IV and VI.

                  SIGNED UNDER THE PENALTIES OF PERJURY, THIS __ DAY OF SEPTEMBER, 1999.

/s/  James A. McConnell
----------------------------------
James A. McConnell, President

/s/ Jill E. Peebles
----------------------------------
Jill E. Peebles, Clerk